Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement Nos. 333-12561, 333-62475, 333-75166, 333-115429, 333-115430, 333-115432, 333-126693, and 333-152458 of Pentair, Inc. of our reports dated February 23, 2009, with respect to the consolidated financial statements and financial statement schedule of Pentair, Inc. and subsidiaries which reports expressed an unqualified opinion and included an explanatory paragraph relating to the Company’s changes in its method of accounting for uncertain tax positions in 2007 and defined benefit pension and postretirement benefit plans in 2006 and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2008.

Minneapolis, Minnesota
February 23, 2009